UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 26, 2018

(Date of earliest event reported)

PAYCHEX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-11330	16-1124166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK	14625-2396
(Address of principal executive offices)	(Zip Code)

(585) 385-6666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 23, 2018, Paychex, Inc., a Delaware corporation (the “Company” or “Paychex”) entered into a Stock Purchase Agreement (the “Agreement”) by and among Oasis Outsourcing Acquisition Corporation, a Delaware corporation (“Oasis”), Oasis Outsourcing Group Holdings, L.P., a Delaware limited partnership  (the “Seller”), and Paychex North America Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Buyer”).    Upon the terms and subject to the conditions set forth in the Agreement,  Buyer will purchase from the Seller all of the issued and outstanding capital stock of Oasis (the “Acquisition”).    The Company has guaranteed the obligations of Buyer under the Agreement.

The cash consideration payable upon closing of the Acquisition is approximately $1.2 billion, subject to a net financial position adjustment and certain other purchase price adjustments specified in the Agreement, and is expected to be financed through a combination of cash on Paychex’s balance sheet and borrowings under existing credit facilities or new debt.

The Agreement contains customary representations and warranties and covenants, and the consummation of the Acquisition is subject to customary closing conditions, including (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and any other regulatory approvals required;  (ii) the absence of any governmental order or law prohibiting the consummation of the Acquisition; (iii) the accuracy of representations and warranties of the parties (subject to certain materiality and material adverse effect qualifications);  (iv) compliance by each of the parties in all material respects with all of their respective covenants; and (v) the non-occurrence of any event having a material adverse effect (as defined in the Agreement) with respect to Oasis and its subsidiaries taken as a whole since the date of the Agreement.    The Acquisition is expected to close during the Company’s third fiscal quarter ended February 28, 2019.1

Each of Oasis and Seller have agreed, among other things, subject to certain exceptions, to conduct the Oasis businesses in the ordinary course during the period between the execution of the Agreement and the closing of the Acquisition.  Oasis and Seller are each subject to restrictions on their ability to solicit alternative acquisition proposals and to provide information to, and engage in discussion with, or approve or recommend an alternative acquisition proposal with third parties regarding such proposals during the period between the execution of the Agreement and the closing of the Acquisition. Subject to certain exceptions, each of the parties has agreed to cooperate with the other and to use its reasonable best efforts to obtain required government approvals and to cooperate, as provided in the Agreement, to obtain the certain other consents and approvals required to consummate the Acquisition.

The Agreement provides that the Seller and the Company may mutually agree to terminate the Agreement before completing the Acquisition. In addition, either party may decide to terminate the Agreement if: (i) the Acquisition is not consummated by February 21, 20192, subject to possible extension under circumstances described in the Agreement; (ii) a court or other governmental entity issues a final, non-appealable order permanently prohibiting the Acquisition;  or (iii) the other party breaches its representations, warranties or covenants in a way that would entitle the non-breaching party seeking to terminate the Agreement not to consummate the Acquisition, subject to the right of the breaching party to cure the breach within 30 days.

The representations, warranties and covenants of the parties contained in the Agreement have been made solely for the benefit of the parties thereto and may be subject to qualifications in confidential disclosures made by the Seller, and should not be relied upon by any person not a party to the Agreement.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.  Paychex expects to file a copy of the Stock Purchase Agreement with its Quarterly Report on Form 10-Q for the fiscal quarter ending November 30, 2018.

ITEM 7.01 REGULATION FD DISCLOSURE

On November 26, 2018, the Company issued a press release announcing the execution of the Agreement.  A copy of the press release regarding the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 of the Current Report on Form 8-K, including the information contained in Exhibit 99.1, is being “furnished”, not “filed,” for purposes of the Securities Exchange Act of 1934, as amended.

1 NTD:  The expectation is to close as soon as possible, but we have an outside date (90 days from signing).

2 NTD:  This date is 90 days from the date of the Agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description	Location
Exhibit 99.1	Press Release of Paychex, Inc. dated November 26, 2018.	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYCHEX, INC.

Date:	November 26, 2018	/s/ Martin Mucci
Martin Mucci
President and Chief Executive Officer

Date:	November 26, 2018	/s/ Efrain Rivera
Efrain Rivera
Senior Vice President, Chief Financial Officer, and Treasurer